Exhibit 99

Alberto-Culver to Announce Better than Expected Sales and Earnings Growth Rates Before Non-Cash Charge Related to Share Conversion

Melrose Park, IL (January 14, 2004) – The Alberto-Culver Company (NYSE: ACV) said that it exceeded its own sales and earnings growth rate expectations as well as current consensus Wall Street estimates of its fiscal year 2004 first quarter results for the period ended December 31, 2003. Final numbers will be announced next Thursday, January 22 before its annual shareholders meeting.

The company cited continued solid results in both its consumer packaged goods and professional beauty supply distribution businesses, the inclusion of the West Coast Beauty Supply acquisition for one month in the quarter, and stronger overseas currency exchange rates all contributing to this better than expected first quarter sales and earnings performance.

As previously announced and detailed in the Company’s fiscal year 2003 Annual Report, Alberto-Culver returned to a one share-one vote capital structure by completing the conversion to a single class of stock on November 5, 2003. Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge against pre-tax earnings of $105.9 million ($68.8 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the conversion. GAAP does not allow the recording of the entire non-cash charge related to the share conversion

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Alberto-Culver to Announce Better than Expected Sales and Earnings	Page 2

immediately. As a result, the Company will recognize a pre-tax non-cash charge of $63.2 million ($41.1 million after tax) in the current quarter and will recognize additional pre-tax non-cash charges of $23.6 million ($15.3 million after tax) during the remainder of fiscal year 2004 and $19.1 million ($12.4 million after tax) over the next three fiscal years in diminishing amounts.

The company will provide more details concerning its September to December results and expectations for the balance of the fiscal year through its regular earnings release scheduled for January 22, 2004 and its conference call to be held later that day at 2:30pm EDT. The dial-in numbers for the call are 800-245-1683 or 312-461-0745. The numbers for a replay of the conference call are 800-839-6713 or 402-220-2306 and will be available for seven days. The passcode is 6028508. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials Section and at www.fulldisclosure.com.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, unanticipated effects of the conversion to a single class of common stock, health epidemics and variations in currency exchange rates, and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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